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                                                                     Exhibit 2.1


                      AMENDMENT TO STOCK PURCHASE AGREEMENT

                  THIS AMENDMENT AGREEMENT dated as of November 28, 1998 is made and entered into by and between APOGEE ENTERPRISES, INC., a Minnesota corporation ("Seller"), COMPUDYNE CORPORATION, a Nevada corporation ("Purchaser") and HARMON, LTD. (formerly known as W.S.A., Inc. and referred to hereinafter as "WSA"), a Minnesota corporation.

                  WHEREAS, Seller and Purchaser are parties to a certain Stock Purchase Agreement dated as of November 10, 1998 (the Stock Purchase Agreement"); and

                  WHEREAS, Seller and Purchaser desire to amend the Stock Purchase Agreement and to include WSA as a party thereto for a single limited purpose; and

                  WHEREAS, WSA desires to become a party to the Stock Purchase Agreement, as amended, for a single limited purpose.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The first sentence of the initial paragraph of the Stock Purchase Agreement, naming the parties to the Stock Purchase Agreement, is hereby amended to read as follows:

                                    THIS AGREEMENT dated as of November 10, 1998
                  is made and entered into by and among APOGEE ENTERPRISES, INC., A Minnesota corporation ("Seller"), COMPUDYNE, INC., A Nevada corporation ("Purchaser"), and, solely for the purposes of Section 1.01 hereof, HARMON, LTD. (formerly known as W.S.A., INC. and referred to hereinafter as "WSA").

2. The first sentence of the introductory portion of Section 1.01 of the Stock Purchase Agreement is hereby amended by adding to the end thereof, the following:

                  "and, in connection therewith, at Closing WSA hereby transfers to the Purchaser all of whatever right title and interest it may have in and to the benefits and Liabilities in the Transferred Projects (defined in subsection (a) below)."


3. The second sentence of the introductory portion of Section 1.01 of the Stock Purchase Agreement is hereby amended by deleting the first clause thereof and inserting in lieu thereof the clause "As a result of such purchase,".
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4. The introductory language of Section 1.03 of the Stock Purchase Agreement is hereby amended to read as follows:

                  "After the Closing, the Purchaser will (with respect to subsection (c) below) and will cause the Companies to be responsible and obligated for and will (with respect to subsection (c) below) and will cause the Companies to timely pay and discharge the following Liabilities (the "Company Liabilities") relating to the Business:"

5. Section 5.04 of the Stock Purchase Agreement is hereby amended to read as follows:

                   "Purchaser shall use reasonable commercial efforts to provide bonding for the Purchaser's payment and performance obligations under Section 1.03(c) hereof in substantially the form set forth in Schedule 5.04 hereto (the "Bonding Condition") with respect to the Transferred Projects identified on Exhibit A attached to Schedule 5.04."

6. The definition of "Liabilities" in Section 10.01 of the Stock Purchase Agreement is hereby amended to insert the parenthetical "(including, without limitation, the obligations of payment and performance)" after the word "obligations" therein.

7. Schedule 5.04 of the Stock Purchase Agreement is hereby amended by deleting such schedule and substituting in lieu thereof the new Schedule 5.04 attached hereto as Attachment A.

8. The Stock Purchase Agreement is hereby amended by adding thereto a new
Section 11.17, as follows:

                  "11.17. Additional Notice Requirements: If Seller receives notice, in any form, of any claim or potential claim with respect to any of the Transferred Projects, or any dispute relating to any contract with respect to any of the Transferred Projects, then Seller shall promptly forward written notice of same to the Purchaser, and, if any such notice relates to a Transferred Project identified on Schedule 5.04, Seller shall also notify Liberty Bond Services sent by hand delivery, or by registered or certified mail, return receipt requested, first class postage prepaid, or by a nationally recognized overnight delivery service, or by telecopy (followed by a hard copy sent by one of the foregoing methods), addressed to Liberty Bond Services, Surety Law Department, 600 West Germantown Pike, Suite 300, Plymouth Meeting, Pennsylvania 19462."
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                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                                      COMPUDYNE CORPORATION


                                      By:_________________________________
                                         Martin A. Roenigk
                                         Chairman and Chief Executive Officer

                                      APOGEE ENTERPRISES, INC.



                                      By:_________________________________
                                         Robert G. Barbieri
                                         Vice President Finance and
                                         Chief Financial Officer

                                      HARMON, LTD.



                                      By:__________________________________
                                         Michael A. Bevilacqua
                                         Treasurer